Exhibit 99.1

EDITED TRANSCRIPT

FCN – Q4 2015 FTI Consulting Inc Earnings Call

EVENT DATE/TIME: FEBRUARY 25, 2016 / 02:00PM GMT

OVERVIEW:

FCN reported 2015 revenues of $1.78b and fully diluted EPS of $1.58. 4Q15 revenues were $442m and fully diluted EPS was $0.25. Expects 2016 revenues to be $1.80-1.85b and adjusted EPS to be $1.90-2.15.

FEBRUARY 25, 2016 / 02:00PM GMT, FCN – Q4 2015 FTI Consulting Inc Earnings Call

CORPORATE PARTICIPANTS

Mollie Hawkes FTI Consulting – Senior Director of IR

Steve Gunby FTI Consulting – President and CEO

David Johnson FTI Consulting – CFO

Cathy Freeman FTI Consulting – SVP, Controller and CAO

CONFERENCE CALL PARTICIPANTS

Randy Reece Avondale Partners – Analyst

Tim McHugh William Blair & Company – Analyst

David Gold Sidoti & Company – Analyst

Ato Garrett Deutsche Bank – Analyst

Tobey Sommer SunTrust Robinson Humphrey – Analyst

PRESENTATION

Operator

Good day, everyone, and welcome to the FTI Consulting fourth quarter and full-year 2015 earnings conference call. As a reminder, today’s call is being recorded. Now for opening remarks and introductions I’ll turn the call over to Mollie Hawkes, Senior Director of Investor Relations at FTI Consulting. Please go ahead, ma’am.

Mollie Hawkes – FTI Consulting – Senior Director of IR

Good morning. Welcome to the FTI Consulting conference call to discuss the Company’s fourth-quarter and full-year 2015 results as reported this morning. Management will begin with formal remarks after which we will take your questions.

Before we begin I would like to remind everyone that this conference call may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21 of the Securities Exchange Act of 1934 that involve risks and uncertainties. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, future revenues, future results and performance expectations, plans or intentions relating to financial performance, acquisitions, business trends, and other information or other matters that are not historical, including statements regarding estimates of our future financial results and other matters.

For a discussion of risks and other factors that may cause actual results or events to differ from those contemplated by forward-looking statements, investors should review the Safe Harbor statement in the earnings press release issued this morning, a copy of which is available on our website at www.fticonsulting.com, as well as other disclosures under the heading of risk factors and forward-looking information in our most recent Form 10-K and in our other filings filed with the SEC.

Investors are cautioned not to place undue reliance on any forward-looking statements which speak only as of the date of this earnings call and will not be updated. During the call, we will discuss certain non-GAAP financial measures such as adjusted EBITDA, adjusted segment EBITDA, total adjusted segment EBITDA, adjusted earnings per share, adjusted net income, and adjusted segment EBITDA margin.

For a discussion of these and other non-GAAP financial measures, as well as our reconciliation of non-GAAP financial measures to the most recently comparable GAAP measures, investors should review the press release and the accompanying financial tables that we issued this warning. There are two items that have been posted to our investor relations website this morning for your reference. These include a quarterly earnings call presentation that we will refer to during this morning’s call and an Excel and PDF of our historical financial and operating data which has been updated to include our fourth-quarter and full-year financial results.

With these formalities out of the way, I’m joined today by Steve Gunby, our President and Chief Executive Officer; David Johnson, our Chief Financial Officer; and Cathy Freeman, our Senior Vice President, Controller and Chief Accounting Officer. The group is sitting in different locations this morning, so I apologize ahead of time if there’s a delay in response as we try not to speak over each other.

FEBRUARY 25, 2016 / 02:00PM GMT, FCN – Q4 2015 FTI Consulting Inc Earnings Call

At this time I will turn the call over to our President and Chief Executive Officer, Steve Gunby.

Steve Gunby – FTI Consulting – President and CEO

Thank you, Mollie, and thank you all for joining us this morning. I’d like to start by thanking David. David, I believe this is your last earnings call.

It is difficult to see David leave, but I do think that most folks understand and respect his decision to join an organization that is today dealing with some of the world’s most difficult and immediate problems. David, you have incredible strengths. On behalf of all your colleagues at FTI and myself I hope the IRC makes great use of those strengths as you attack those problems.

I’d also like to take a moment to welcome Cathy Freeman to our earnings call. As many of you know, Cathy has been with FTI since 2007 as our Controller and Chief Accounting Officer and she’s a member of our Executive Committee. I’m pleased to announce that Cathy, while we continue our search for a permanent successor to David, has accepted the role of Interim CFO.

We are fortunate to have someone with Cathy’s continuity, her commitment, her experience and just overall strengths, Cathy, in this role. Thank you very much for taking this on.

In terms of the agenda for the call, David will take you through our fourth-quarter and full-year results and then I’d like to take some time to talk about where we are with respect to our change efforts generally and provide some specifics on a couple businesses, including technology. David?

David Johnson – FTI Consulting – CFO

Thanks Steve. Thank you for the kind words and the opportunity to serve here. Before I begin, I want to thank the shareholders, analysts and others on this call for the honor and privilege of serving you for the last 18 months. I have tremendous respect for each of you, your sophistication, integrity and candor enriched every conversation.

And since I know that our audience on these calls includes many of my FTI colleagues, I again convey my thanks to all of you. FTI’s professionals are some of the most talented, resourceful, dedicated and resilient people I’ve ever had the good fortune to work with. Thank you for everything you’ve done for me. I wish you well.

Turning now to slide 4. Revenues for Q4 were $442 million, up 4% from prior year and down 3% from Q3. Excluding an estimated negative impact of foreign currency translation or FX, revenues increased 6.3% compared to the prior-year quarter.

Full-year – quarter fully diluted GAAP EPS were $0.25, compared to $0.02 in the prior-year quarter and $0.25 in Q3. As a reminder, fourth quarter a year ago included a number of unusual items. Adjusted EPS for Q4 were $0.24, which compared to $0.53 in Q3 and $0.04 in the prior-year quarter. Adjusted EBITDA in 4Q was $35.2 million or 8% of revenues compared to $56 million or 12.3% of revenues Q3 and $36.1 million or 8.5% revenues in the prior-year quarter.

For the year, revenues were [$1.78 billion], up 1.3% compared to the prior-year. Excluding a 2.8% negative impact from FX, organic revenue growth was 4.1% for the year. 2015 fully-diluted EPS were $1.58, which included $19.6 million in debt extinguishment charges compared to $1.44 million in the prior-year, which included special charges – actually $1.44 EPS, which included special charges of $16.3 million.

Adjusted EPS for 2015 were $1.84, up 12% compared to $1.64 last year. Adjusted EBITDA for the year was $205.8 million, 11.6% of revenues which compares to $210.6 million or 12% of revenues in 2014. Excluding an estimated 1.2% negative impact of FX, adjusted EBITDA organic decline was 1.1%.

Turning to our segments on slide 5. In Corporate Finance and restructuring, revenues in the quarter increased 19.9% or $18.5 million to $111.6 million compared to $93.1 million last year. Excluding the estimated negative impact of FX, revenues increased $21 million or 22.6% compared to the prior-year quarter. As expected, sequential revenues were down slightly, 1.7% from Q3.

Adjusted segment EBITDA for the quarter was $18.9 million or 17% of revenues compared to $9.9 million or 10.6% adjusted EBITDA margin in the prior-year quarter and $26.7 million or 23.5% margin in Q3 of this year. For the full year, adjusted segment EBITDA increased 62%, moving from $55.5 million in adjusted segment EBITDA in 2014 to $90.1 million in adjusted segment EBITDA in 2015.

FEBRUARY 25, 2016 / 02:00PM GMT, FCN – Q4 2015 FTI Consulting Inc Earnings Call

The Corp Fin’s year-over-year increases are obviously outstanding, driven primarily by the tremendous strength in our distressed service offerings in our North American practice, supported by improved profitability in Australia and in EMEA, partially offset by higher bad debt. Sequentially, EBITDA eased back with a slight seasonal decrease in revenue in North America and Asia-Pacific, moderate pullback in utilization from the third-quarter peak and increased SG&A, again driven predominantly by a bad debt reserve.

Turning to our outlook, given our outperformance in 2015, we are more guarded in our outlook for 2016. In 2016, we are looking for high single- to low double-digit top-line growth in Corp Fin as initiatives across the segment continue to generate growth.

However, we are not counting on the same level of higher-margin marquee bankruptcies. We are also investing in building out our nondistressed capacity throughout the year and adding support staff to match the dramatic increase in both revenue and billable staff we experienced last year. Thus we are looking for full-year EBITDA margins in the high teens, producing a low single-digit increase in 2016 EBITDA versus 2015. In the first quarter, we look for revenues to be slightly up versus fourth quarter with margins similar to fourth quarter levels.

In Forensic and Litigation Consulting, or FLC, revenues decreased 3.7% to $116.7 million in the quarter compared to $121 million in the prior-year quarter. Revenues increased 0.5% from revenues of $116 million in Q3. Revenue declines in the quarter versus prior year were driven by lower realized pricing in demand for our health solutions practice which were partially offset by gains driven by higher realized rates and demand for North American [feeta] services as mortgage-backed security cases started to ramp back up at the end of August and persisted throughout the fourth quarter.

We also saw a small pickup in investigations in our AMEA region. Full-year revenues were essentially flat versus 2014. Fourth-quarter EBITDA was $8.8 million or 7.5% adjusted EBITDA margin compared to $19.4 million or 16.1% margin in the prior-year quarter. The decline in adjusted segment EBITDA margin in the fourth quarter was primarily driven by lower utilization because of our investments in increased headcount in our disputes and investigation practices.

The decrease in fourth-quarter EBITDA margin was also due to declines in health solutions coupled with termination costs for a small number of highly compensated employees. On a sequential basis, adjusted EBITDA fell 34.3% from $13.4 million, 11.5% margin in Q3.

Turning to our outlook for FLC, we’re looking for a partial recovery in this segment in 2016 though not back to a record levels that we achieved in 2014. We’re looking for revenues flat to 2015 with margin recovery just slightly below the mid-teens level. In the first quarter, revenues should be flat to very slightly up sequentially from 4Q 2015 with significant margin recovery back to the low- to mid-teen levels.

The restoration of margins will be supported by gradual headcount growth, a handful of already executed cost reductions, disposal of a small loss-making business in Latin America, which also had the effect of reducing heads by roughly about 70 year-over-year, and refocused execution in our healthcare business. Our North American run rate so far in 2016 are consistent with the level of recovery required to deliver this plan. All we need to do is to maintain that momentum and execute on relatively modest profit improvement goals overseas.

In Economic Consulting, revenues increased 11.4% to $118.6 million in the quarter compared to $106.5 million in 2014. Excluding the estimated negative impact of FX, revenues increased $14 million or 13.2%. Revenues were also up 3.5% sequentially from $114.5 million in Q3. The increase in revenues for the quarter was driven by continued high demand for our M&A-related antitrust and our international arbitration services, both of which experienced strong growth both year-over-year and sequentially.

Some of the significant disclosed M&A engagements we were involved with during this year included AT&T, DIRECTV, [Disco], US Foods and Orbitz Expedia. This growth was only partially offset by a continued decline in demand for our non-M&A related antitrust litigation which declined both year-over-year and sequentially and financial litigation which declined year-over-year, but was up sequentially from third quarter, a very good sign.

Adjusted segment EBITDA was $18.8 million or 15.9% margin compared to $9.8 million or 9.2% margin in the prior-year quarter and $16.7 million or 14.5% margin in Q3. Adjusted segment EBITDA margin returned to the mid-teens levels due to higher realized rates, better utilization in some of our practices, lower bad debt expense and the absence of a large state tax equalization employee benefit expense that we recorded last year in the fourth quarter. We curtailed that program and do not expect that sort of expense going forward.

We are cautiously optimistic going into 2016 with three of our four major practice areas in Econ increasing sequentially in the fourth quarter. However, this continues to be a volatile business and our current performance relies on continuing strong levels of strategic M&A activity. In our outlook, we look for low single-digit revenue growth in 2016 with low- to mid-teen EBITDA margins that are only slightly better than 2015.

First-quarter 2016 revenues we see as being similar to the fourth quarter 2015 levels. Just as we saw for the last two years, first-quarter margins should dip a couple of points below full-year run rates for 2016.

FEBRUARY 25, 2016 / 02:00PM GMT, FCN – Q4 2015 FTI Consulting Inc Earnings Call

In the fourth quarter, technology revenues continued to decline, dropping 20% to $46.6 million versus $58.2 million prior-year and down $9 million from $55.6 million in the third quarter. The decline in revenues was driven by a lower demand for consulting and other services related to large cross-border investigations and litigations and by lower realized pricing. These were only partially offset by a higher demand for M&A-related second request work.

Adjusted segment EBITDA for the quarter was $6 million or 12.8% margin compared to $13.3 million or 22.8% margin in the prior-year quarter and $10.8 million in 3Q. Decline in adjusted segment EBITDA margin was due to lower utilization consulting, lower realized pricing in consulting, hosting and managed review.

Earlier this month we took actions to realign the tech segment workforce to address the changing nature of this business and the ensuing competitive pressures. These actions included the separation of approximately 50 employees, including our segment leader and five SMDs. This is about 10% of the segment’s workforce.

We estimate the impact of these actions will result in a pretax income charge which will be recorded as a special charge in the area of $5 million in the first quarter of 2016. Steve will speak about our ongoing strategic review of this business and our thoughts and our competitive position.

Financially, our outlook assumes essentially flat financial performance in technology in 2016 with low- to mid-single-digit shrinkage in the top line offset by modest margin improvement in the bottom line supported, of course, by the cost actions we took this month. First-quarter performance should also be close to fourth quarter levels at both the top and the bottom line since the cost actions will not generate significant benefits until the second quarter.

Turning to Strategic Communications, revenues increased 5.3% to $48.8 million in the quarter compared to $46.3 million last year. They increased 10.4% year-over-year if we adjust for FX Sequentially revenues were down about $7 million, but the decrease was more than 100% attributable to a drop in pass-through revenue versus 3Q where we had a bulge due to a single large program. Adjusted segment EBITDA was $7.6 million or 15.6% of segment revenues compared to $7.4 million or a 16% margin in the prior-year quarter and $8.7 million, 15.6% margin in Q3.

In our outlook we are looking for a return to top-line growth in Strat Comm in 2016 at the low single-digit level. Full-year margin should be consistent with 2015 full-year results. First quarter is historically the weakest in this segment. Again we look for very modest year-over-year revenue growth with low double-digit first-quarter margin.

Turning to our geographies, slide 6. I won’t spend much time on this, but 28.5% of revenues were from outside North America in the quarter, consistent with Q4 2014 and Q4 2013. For the year, 26.8% of our revenues were from outside North America, down about 1% from 27.6% in 2014. Our primary growth engine in North America revenues for the year was largely strong demand for our distressed and nondistressed offerings in Corporate Finance and restructuring. In AMEA our investments in transaction advisory and in tax in Corporate Finance helped both revenue and EBITDA in the quarter and the year, as did positive contributions from Economic Consulting.

Asia-Pacific continued to drag due to the negative revenue contribution in technology, though EBITDA in the region for the fourth quarter again saw positive improvement year-over-year due to a lower-cost structure in Australia. And Latin America continues to be a bit slow.

Turning to slide 7 our cash and cash equivalents were $149.8 million at quarter end. Net cash provided by operating activities, $139.9 million compared to cash operating activities of $135.4 million in prior-year quarter During the fourth quarter we spent $26.5 million to repurchase shares at an average price of [34.7] under our current $50 million share repurchase authorization. Our guidance assumes we complete the program this year, but assumes no other capital actions. The Board will revisit this question after the current program is completed.

Turning to our 2016 outlook for the entire Company, we estimate that adjusted EPS will be between $1.90 and $2.15. This guidance calls for revenues between $1.8 billion and $1.85 billion; depreciation and amortization should run about $40 million; and we currently estimated tax rate between 37% and 38%, similar to 2015, but again caution that the tax rate can move, particularly as we have shifts between US and overseas income.

Finally I’d like to speak to corporate expenses and investments. We reported $77.7 million on this line for 2015, down from $80.8 million in 2014. Our guidance anticipates a significant increase of roughly $15 million in 2016, which is 100% explained by an increase in our budget for corporate-sponsored investment.

First I’d like to speak about what we consider investment. As Steve says, in our business we invest EBITDA not capital. So the $20 million-plus we had budgeted is for the earnings impact of these initiatives. They are generally not capitalized.

Our most important investments are incremental expansions of our practices into areas where we are creating a new product, entering a new geography, covering a major new category of clients, or increasing our billable resources more than we would in the ordinary course to cover a perceived significant new opportunity. Generally this type of work is done in our segments and this sort of investment and the cost of it is reported in their direct cost lines and to a lesser extent in SG&A.

FEBRUARY 25, 2016 / 02:00PM GMT, FCN – Q4 2015 FTI Consulting Inc Earnings Call

Dividing growth in a segment’s reporting between the incremental practice growth that they do ordinary course and growth spurred by this type of a strategic investment is hard to do, but I think we can safely say that both FLC and Corporate Finance expect several million dollars of EBITDA contribution in 2016 from practice investments of this type that they have reported in their regular results. However, in addition, we maintain a fund at the corporate level where activities of investments like this that segments aren’t able to absorb in their regular budgets or investments in activities in practice expansion that span multiple segments.

We had hoped to fund $5 million to $10 million of this type of investment in 2015 from the corporate fund. Ultimately we spent less than $1 million in the corporate fund in this category. Some of this practice expansion spend that we had contemplated is only delayed and will now happen in 2016.

Also some of the projects that we funded or intended to fund launched so quickly and so successfully that they turned out not to require any material investment to win. An excellent example of this is our new initiative and activism in M&A solutions, which we were prepared to fund heavily but they turned out not to need it. This one-stop shop for consulting on activist engagements in M&A is a unique service that only FTI could deliver.

We bring to the table an investigative, forensic and international communications capability that takes activist work far beyond traditional Financial Analysis. We offer an integrated team from our different segments and we are able to provide for our clients, their legal and banking advisers, expertise and resources that can shift the balance to an [in an] activism or hostile M&A engagement.

Our experts in forensic accounting and background investigations, industry operations, government affairs, restructuring and Strategic Communications have already made a significant impact in many of the successful marquee activist and M&A defense situations of 2014 and 2015, including Allergan against Pershing Square and Valiant, [Parego] in its defense against [Mylan] and [Shyer] in connection with [ABBV]. As we continue to execute for more clients in 2016, we expect to add several million dollars of revenue to what we’ve already earned in this space and we have great expectations going forward.

This is a perfect example of what we mean by practice expansion investment. We were very fortunate that we were able to launch successfully without having to spend money, but we hope to find more of these projects in 2016. So while we weren’t able to fund a lot of those or they turned out not to need money in 2015, we now have a real pipeline of roughly $5 million in cost that we will fund in the corporate line for initiatives just like activism that we are spending money on in the first quarter of 2016.

We’d like to find $5 million more, but we will not spend the money if good opportunities are not available. So that’s $5 million to $10 million for practice expansion corporate-funded investment.

In addition, we’ve evaluated our IT capabilities in 2015 outside of those in the technology segment to support our overall operations at FTI. We have allocated roughly $5 million of investment resources for potential action in 2016 in this area. First we are investigating a potential outsourcing of a portion of our IT infrastructure. While we have not made a decision to do this, there would be several million dollars of transition costs this year if we went forward.

Second we are evaluating replacement of our financial and operation applications, particularly finance, where our core systems very much need to be modernized. And third, as Steve will discuss, we now have an exciting new opportunity to continue to invest in our new Radiance and our existing Ringtail software offerings in support of our technology strategy. This could easily consume the balance of the $20 million-plus of investment funds that we are allocating and incorporating in our guidance in the corporate segment.

So with that, I will be handing the finance function role to Cathy Freeman, who I have absolute complete confidence in and so should you, and I hand the call back to Steve. Thank you.

Steve Gunby – FTI Consulting – President and CEO

Thank you, David. Thank you for this report. And, once again, thank you for your service to our Company.

I’d like to, perhaps, before we go to Q&A, take the conversation up a level and talk a little bit about where I see us in the overall change agenda. As David said, this year we delivered double-digit EPS gain and, in fact, the best year-over-year improvement in EPS since 2009. Now to be fair, that was also off a base that I, and I suspect many of you, think was unacceptable. And therein, I think, lies where we are. It’s a clear sign of progress, major progress, a progress that we need to and intend to continue.

And that’s what I’d like to talk about for the next few minutes. As you know, we are engaged in a significant change effort and it’s one that we’ll continue this year. I do want to underscore, we are not engaged in turnaround. In most of our businesses and geographies, we have amazing professionals and strong market positions.

FEBRUARY 25, 2016 / 02:00PM GMT, FCN – Q4 2015 FTI Consulting Inc Earnings Call

There are a fair number of fixed elements to our change agenda, but in many ways this is more about figuring out where we have tracked value or where we paid too little attention to value-creating opportunities or opportunities to [vet] behind our terrific professionals and doing the work, begin to liberate that value to allow the great group of professionals to flourish, to create shareholder value and to create a more vibrant growing Company.

This year one of the most exciting things is that progress is beginning to become visible. In a very high percentage of the areas we discussed in the past, whether it’s at the center or in the segments or in the regions, the changes that people are driving are working, or at least showing major progress. And by now in many places progress is sufficiently large to become visible. You can see that on some of our cross-company thrusts, for example, organic growth. We clearly have much more upside on organic growth.

But we are now moving in the right direction. Excluding the impact of FX, we are up 10% cumulatively organically over the last two years. Similarly, in terms of rebuilding our pipeline and leverage ratios, we grew our headcount about 7% this year and 98% of that growth was below the [S&D] level.

We have a slow start on that, but we are now making real progress. And as we have discussed a couple times with respect to capital allocation, we said we’re going to be disciplined and we have been. As a result, we had cash. Cash available to retire debt and repurchase stock which has left us with substantial EPS benefit for this coming year without leveraging up our balance sheet. And to the contrary, we’ve had a substantial deleveraging of our balance sheet and we have the ability to use cash in similar accretive moves and ways going forward.

But at least as important and exciting as the stuff we’re doing Companywide, you also see progress in the individual segments, in the regions, in the subparts of our practices and in initiatives that groups of our professionals are driving. And I can’t go through all of those, but I’ll just highlight a couple. Strat Comm, as you know, we couldn’t place a major change of program 18 months ago which the team embraced and came up with. It’s driven a 48% increase in adjusted EBITDA from 2013 to 2015. And at least as important, the foundation we now have in that business is much more powerful.

Similarly in Corporate Finance and Restructuring where we reinvested in our core retail and [TMT] practices, we made significant bets overseas and in our non-distressed services, as David said, we delivered a 62% year-over-year increase in adjusted segment EBITDA. And those are just two examples which are the most visible and vivid on an aggregate basis. But, in fact, in most places around the Company we now have teams who are not just executing, but also driving major change agendas with increasingly visible results.

Technical delay while I’m trying to get my video back so I can see David in a remote location. I am obviously – you can tell by the time of the voice – I’m pleased with the progress we’re making and I’m excited about what people are driving.

Having said that, and this is again the yin and yang of where we are, I want to underscore we are still in a major change effort and we’re a Company with a lot of work to do. And one sobering but important way to look at that is to look at EBITDA. Now if you want to look at it positively, you can clearly see that we’ve changed the trajectory. We were a Company that averaged an average $20 million decline in adjusted EBITDA from 2009 to 2014. That’s $20 million a year. And we did that despite reinvesting substantial amounts of cash and acquisitions which typically contribute to EBITDA.

So if you want to look at progress, it’s clear we’ve slowed that decline dramatically and we’ve slowed that decline even while essentially cutting out the masking effects of acquisitions. So that’s progress.

On the other hand we’ve only slowed that decline. We have not yet achieved a year-over-year increase in EBITDA at the Company level. Nor are we confident enough yet to forecast that for this year, at least not with the reinvestment in new initiatives to stimulate growth that we believe are powerful.

For me, before we can declare victory on this first phase of the change journey, we need to move the Company to a position where we are confident that, across our businesses, we can grow EBITDA organically on a sustained basis. That is a step we are much closer to, but we’re not yet there.

Back to the positive, even with a modest drag at the EBITDA line, given the deleveraging we’ve done, if we hit the midpoint of our guidance range, we will have the second year in a row of double-digit EPS growth, the first two-year run since 2007 to 2009. So we’re looking, even while continuing this major change program, even while investing, to show strong performance this year.

Before I close, I’d like to get a little more granular about two businesses; one that had a terrific year and one that didn’t. With respect to Corporate Finance and Restructuring, as David said, our strong 2015 is leading us to be cautious in our forecast for this year. Although the market was up a bit last year, our data would suggest that we were up more than the market, with a disproportionate share of large distressed wins. Therefore, we are not forecasting substantial gains this year.

FEBRUARY 25, 2016 / 02:00PM GMT, FCN – Q4 2015 FTI Consulting Inc Earnings Call

As you know, in 2015 we made the mistake of forecasting huge gains in another segment two years in a row, and without really diving in enough to the root causes and what would run off and so forth, and we’re not going to do that again. But the sobriety of our outlook is not driven by a lack of confidence or a lack of success. To the contrary, our results give us confidence that we are in the best position we have been in in a long while for sustained strong performance. Our caution for 2016 is really driven by the level of outperformance of this business in 2015.

Our technology business is a more complicated story. On a tactical level, we clearly did not fully anticipate the revenue challenges that confronted this business in 2015, particularly in the back half of the year. So we sold a lot of work. As some huge historical assignments rolled off, we replaced those with more medium and small assignments. And as a consequence our revenue came in almost $50 million – $5-0 million – below our forecast from the beginning of the year.

So aggressive selling efforts are showing good results. They are stabilizing our business at a much lower run rate than we had aspired to at the beginning of 2015. As a consequence, we had to rationalize costs and we did so. Given the shortfalls of sales from changing market dynamics and some other important conversations internally, we also undertook a fundamental strategic look at this business.

There’s where it gets interesting. Perhaps paradoxically, the more we have looked at this business, the more excited we’ve gotten about the potential to drive this business and create value here. And so let me give you a feel for that thinking and the current state of play of the thought, as this is an area that is going to occupy significant focus this year.

As many of you know, within tech we have really two businesses. One is a software business. A software business that many people believe has the best e- discovery software in the world, called Ringtail. It is certainly the best software for the most complicated assignments. It’s one of the two highest ranked leaders in Gartner’s Magic Quadrant e-discovery software, as well as the top-line software for legal review in another of Gartner’s report called Critical Capabilities for E-Discovery software.

That’s the one business. The second business is a consulting and services business that leverages Ringtail to actually deliver services for law firms and for corporates. That business has a number of amazing professionals, people who are viewed as the most outstanding consultants in this field, and are heavily in demand for the most complicated assignments. Historically, we have pursued a very integrated approach. [We reviewed] keeping our software essentially for ourselves on almost a proprietary basis and viewed that as the key to our competitive advantage. This strategy meant that we, of course, didn’t go look for channel partners, people who competed with our services and, in fact, we didn’t retain many.

More fundamentally, our strategy meant we didn’t treat this asset as I believe a software Company would, as an incredibly valuable asset that we need to make available for as many players as possible. We instead used it as an adjunct to our consulting business. And to be fair, successfully so. It was a strategy that worked very well when this was a more fragmented industry and everybody wanted his own software. And a lot of players were following the same direction.

At this point in time, it’s becoming clear that most players who were combined software and services providers have not been able to keep up with us and the other major competitor in terms of R&D and are being forced to back away from their software efforts. The software market is increasingly consolidating and we see ourselves as one of two, maybe three players, that has a chance of being the leading software provider for an extended period of time, so we are actively exploring how to do that.

The core of that strategy – and this is work in progress, so assuming we pursue it – is that we’re going to have to make our software available in a neutral way to other parties, not just ourselves. And as you imagine, that’s a pretty radical move from where we have been in the past in the sense that doing so will mean we have to actively seek out and support channel partners. It would also require some changes, enhancements, to make it easy for other people to customize the software in the way they want, adding a software sales force, expanding channel support, support for channel partners, and a bunch of things like that.

Importantly for this year’s budget, all of those changes would come with significant upfront costs: R& D, the cost of the software- focused sales, the cost associated with supporting third parties in a way that we haven’t. Having said that, if the strategic analysis that is underway holds up, these are actions we are prepared to take.

It would require real investment. Some of it would be capitalized, but a lot of it would come out of this investment fund that David was talking about. But we believe we have the best software in the market and we believe that holding it to ourselves is neither a long-term sensible strategy nor a value-maximizing one.

That is about as much as I can say at this point in time on our thinking to maximize the Ringtail opportunities. We will obviously update you as the thinking progresses.

And one other point regarding technology, Ringtail is not the only software investment we’re making. At Legal Tech we introduced another piece of amazing software which we have been investing behind called Radiance, which is in a different adjacent space called Information Governance. That is also a key investment area that some of you have asked about, but we couldn’t talk about before for competitive reasons.

FEBRUARY 25, 2016 / 02:00PM GMT, FCN – Q4 2015 FTI Consulting Inc Earnings Call

This is a potentially revolutionary technology that we believe can be extraordinarily valuable down the road and the initial reception of the product marked target audience exceeded our expectations. But once again you should understand that is a hit to our P&L right now – not a benefit, a hit – both in terms of R&D and marketing and sales and will be for this year and likely into next year. But it is an investment we are excited about long-term. We look forward to keeping you in the loop on this as well as we push the thinking ahead.

So before we get to questions, let me just close perhaps where I started. We are in the midst of a major change agenda. It’s underway. It’s a multiyear change agenda and there are lots of issues associated with a change agenda. There’s a chance of disruption in addition to normal market volatility and there’s an enormous amount of work to do.

But the good thing is, it’s an enormous amount of work behind an incredible Company; a Company with great professionals, people who are committed. And it’s work behind a Company that I believe is finally starting to realize that potential. Some places we are not as far along as I would like, probably everyplace, I always think we can do better. But we are moving and this business is moving ahead.

Change journeys mean sometimes it’s stressful to be here. There’s so much work to do, but it’s also most days a real joy. I look forward to where we are taking this Company. I look forward to being on this ride with many of you.

With that, let me open the floor for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Randy Reece of Avondale Partners.

Steve Gunby – FTI Consulting – President and CEO

Good morning, Randy.

Randy Reece – Avondale Partners – Analyst

I’ll make this quick; it’s probably noisy where I am. I wanted to know what you can tell me about the difference in revenue performance in 2015 between software and services and the technology segment?

Steve Gunby – FTI Consulting – President and CEO

Yes, I think I’ll take that if I can, although, David or Cathy, correct me if I get the numbers wrong. Randy, truthfully we don’t really sell the software. We have some people who have licensed it for a long time and that’s a pretty constant revenue stream. But historically we haven’t. And so what we are selling is a bundled offering of our consultants typically working on Ringtail.

And so that bundled offering is what has dropped. It’s not that we had any of the prior stream of licenses who dropped, but nor did we pursue this strategy last year. We have not been out there actively trying to license it, so that’s a forward-looking thing.

So that question will become relevant if we end up pursuing this strategy. Are you making progress? Is there people licensing and all that sort of stuff? But over the past 12 months it was the bundled offering essentially that was the drop. Does that answer your question Randy?

FEBRUARY 25, 2016 / 02:00PM GMT, FCN – Q4 2015 FTI Consulting Inc Earnings Call

Randy Reece – Avondale Partners – Analyst

Yes. And I was also wondering if you could quantify the magnitude of the severance expenses in FLC. I don’t know if you touched on the exact numbers there before. I was just wondering how unusual the level of severance expense was compared with normal.

Steve Gunby – FTI Consulting – President and CEO

David?

David Johnson – FTI Consulting – CFO

Just a moment. It’s a minor amount; less than $1 million for Q4.

Randy Reece – Avondale Partners – Analyst

All right. Thank you very much.

David Johnson – FTI Consulting – CFO

(Technical difficulty) variance, but not a big number.

Randy Reece – Avondale Partners – Analyst

All right. Thank you.

Steve Gunby – FTI Consulting – President and CEO

Thank you, Randy.

Operator

Tim McHugh with William Blair.

Steve Gunby – FTI Consulting – President and CEO

Good morning, Tim.

Tim McHugh – William Blair & Company – Analyst

Good morning. On technology, can you still own that business if you’re trying to both compete with and license the software to competitors?

Steve Gunby – FTI Consulting – President and CEO

Look, that’s obviously an important question. We intend to own the business. One of the questions is will we be credible with competitors if we own 100% of it?

And that’s a real question. I’d love to continue to own 100%, but if this strategy looks as promising as we think it does, and to be credible with channel partners we need to sell a share, we will consider that. I would prefer it to be a minority share, because I really think this is a pretty good asset.

FEBRUARY 25, 2016 / 02:00PM GMT, FCN – Q4 2015 FTI Consulting Inc Earnings Call

But if the strategy requires creating that distance and separation, then we will do that. And we just need to figure that out over the next couple of months. Does that answer your question?

Tim McHugh – William Blair & Company – Analyst

Sure. And then I guess on the distressed comments about 2016, can you just, I think, reconcile – I understand you’re trying not to compound on top of compounding. But in the market I’ve seen several higher profile cases in the last couple of months. You guys still seem to be adding – obviously the stress in the energy markets continues to build, so why wouldn’t that continue to lead to a healthy amount of distressed work for you guys?

Steve Gunby – FTI Consulting – President and CEO

I’ll take that again. It will lead to a healthy amount of distressed work. The issue is only what share we won last year. Go back and look last year at some of the major deals and try to find which ones we weren’t participating in. And then in some of the retail stuff, just how much share we gained. I think what we’re trying to do is – and we’ve taken a much deeper dive this year into testing our assumptions for growth and not just sort of extending lines.

We feel pretty confident where we are in Corp Fin. On the other hand, we think we outperformed the market substantially last year and I’m not one for betting that we just automatically outperform the market every year. Sometimes that balances out. And that’s the issue here, it’s not a lack of confidence in that business. Nor is it a sense – I do think the second half of this year will be a stronger business for the industry because of some of the energy stuff that’s going on.

But there is a share dynamic and I think we may have performed at a level that you can’t just assume going forward and hence it’s the averaging out of those two things, Tim. Does that make sense?

Tim McHugh – William Blair & Company – Analyst

Sure. And then lastly you touched on it, that EBITDA is still declining. And I guess that implies it’s going to decline this year. You’ve resisted kind of wanting to set a margin target because you’ve talked about just growth and you’d rather focus on growth in EBITDA dollars, but with EBITDA still declining, can you talk in some – whatever fashion it is about the returns on these investments.

Not just obviously the ones you’re making now, but the last few years? I think I get that question a lot about really the efficiency, I guess, of the organization and I guess how that’s being balanced against desire to invest in various things.

Steve Gunby – FTI Consulting – President and CEO

Yes. That’s a multi- pronged question. We can go through some of the investments. I have to say – I would say that the issues over the last couple years have had very little to do with those investments. Almost, I would say, on average they have outperformed my expectations. The issues we’ve had over the last couple of years is us stumbling over things under rocks that we didn’t know about, that some places you couldn’t know about, some places we could’ve been better at knowing about and that sort of stuff. Where we’ve invested most places, it’s worked.

Some places we got ahead of our skis in FLC, some of the headcount increase, we got six months too early or 12 months too early. And that happens. But some other places, actually the headcount got picked up faster, like our Corp Fin headcount just got picked up much faster than we had a reason to expect. And then some of the more specific bets, some of the investment we did in building our practice in Corp Fin in Europe and we’ve talked about in Transaction Advisory Service and in Tax Service, and our investment in nondistressed in the US. These things are exciting and they are working, so I think that’s working.

I think the issue we just need to grapple with is two things, Tim. One is – and I don’t know whether you guys as analysts do this, but it’s always useful to sometimes take out the masking effect of acquisitions on EBITDA. Right? I mean, when people buy companies, it drives up EBITDA. It is sometimes interesting to good look at companies and said, If they hadn’t bought that, what would the EBITDA be looking like? And in our case, even with the acquisitions, we were dropping like $20 million a year, even with the acquisition.

And I’m not allowing the masking effect of acquisitions. And now we are down single-digit drops. Is single-digit drops what I want? Absolutely not. But if we make enough of these investments work, those numbers are coming up and those numbers will be coming up in 2017, 2018, 2019, if we do the right things without necessarily using the cash. The cash becomes accretive on top of that. And if you have those two things going, you are creating a world-class engine for performance and that’s what we’re trying to do here.

FEBRUARY 25, 2016 / 02:00PM GMT, FCN – Q4 2015 FTI Consulting Inc Earnings Call

But you are right about the numbers. Right now when you take into account the investment we are planning to make this year, our forecast is down a bit on the EBITDA line, offset by the powerful use of cash. The last thing I would just say on that, and I’m sorry for the long answer, what we’re focused on is targeting turning this Company into a sustained double-digit EPS growth Company. And I mean a sustained double-digit EPS without gains on the balance sheet that increase leverage.

We got double digits this year while decreasing leverage. And our goal going forward will be to try to get on a sustained basis double-digit EPS, and that’s probably the metric we’re most looking at. Long answer, but did I at least somewhat answer what you’re looking for, Tim?

Tim McHugh – William Blair & Company – Analyst

I guess somewhat. Are you confident that this is the last year for EBITDA declining then, given the investments? You alluded to (inaudible) better trends in 2017, 2018 and 2019. Just to be clear, are we – as you foresee the need for investment, I guess, how comfortable are you with that?

Steve Gunby – FTI Consulting – President and CEO

The goal here is to continue to invest every year. Now the goal is with the investment to turn the EBITDA line to positive and that is the goal subsequent to this year’s. Does that answer?

Tim McHugh – William Blair & Company – Analyst

Yes. All right. Thanks.

Steve Gunby – FTI Consulting – President and CEO

Thank you. Nice to talk with you.

Tim McHugh – William Blair & Company – Analyst

Thanks.

Operator

(Operator Instructions)

David Gold, Sidoti

David Gold – Sidoti & Company – Analyst

Hello, good morning.

Steve Gunby – FTI Consulting – President and CEO

Good morning, David.

FEBRUARY 25, 2016 / 02:00PM GMT, FCN – Q4 2015 FTI Consulting Inc Earnings Call

David Gold – Sidoti & Company – Analyst

Couple of questions. Just a point to follow up, going back to the restructuring piece in Tim’s question. I guess, from the outside looking in, that’s, as you might imagine, the area where most folks look to the success you’re having in the environment in the markets and even given the positive market share, I guess the question here is do you have a view related to that business? Are you thinking that the economy improves and we see less or you think there’s more and we just can’t maintain the market share that we saw last year.

Steve Gunby – FTI Consulting – President and CEO

I don’t think any of us are forecasting that the economy is dramatically improving. I mean, the bankruptcy as a whole is not surging. It’s individual sectors that is surging. Actually on a multiyear level it is still relatively low, but it’s a couple sectors that are surging.

Obviously there’s a chance people are terrible at forecasting oil prices, right? So there’s always a chance that the oil prices are back to $100, in which case the bottom falls out of that business. But we’re not forecasting that as well. I think our view is basically the view that you all seem to be indicating that in certain sectors this will be a hot restructuring market, particularly in the second half of the year, and other sectors will be as dead as they have been. And so our issue here is a share issue of having outperformed last year, David. Does that answer?

David Gold – Sidoti & Company – Analyst

It does. And then the second half of that question, as you spoke about making some investments in the Corporate Finance side of that business, can you give us a sense of what areas or what types of practices you might look to build out there on the Corporate Finance side?

Steve Gunby – FTI Consulting – President and CEO

Other than dominate, let me let David take that one.

David Johnson – FTI Consulting – CFO

I think it’s just across the board. The adding billable staff in areas. Again, trying to stay in line with the – stay up with the demand as opposed to getting significantly ahead of demand. We are trying to be measured, but particularly I think, actually interestingly in nondistressed, we have some hopes to add capacity there. We will be carefully monitoring that versus demand, but we’re doing pretty well there.

And it’s been masked in some ways by how significant the success in distressed has been, but that’s been a steady opportunity we’ve been investing in, growing revenue. And we expect that to continue in 2016. That and then also some marginal increases overseas and AMEA. Just generally across the board in the areas where we are expecting continued steady growth in the Corporate Finance practice.

David Gold – Sidoti & Company – Analyst

Got you. One broader one. When I think back to the analyst day in mid-2014, I remember thinking of that moment as we went through some of the initiatives that you were funding that if even half of the initiatives you were looking at worked, we had a good shot of achieving that $250 million-plus in 2016. And now as we get here and we look and say maybe it’s more of an aspirational 2017 target, maybe we were a little earlier on that.

Obviously there were some market forces, but can you speak a little bit to what the biggest variances were that basically didn’t quite get us to where we hoped to be for this year? Obviously some market, but not entirely markets. Can you just give some color there?

Steve Gunby – FTI Consulting – President and CEO

David, thanks for that. As you might imagine, it’s a question that I have looked into hard and has gotten my stomach churning a fair amount. Just on a personal level, I have never in my life missed a target. Certainly not by any significant margin, and so that significance – usually frustrating for you, it’s frustrating for me.

I think there are three different buckets you could talk about. I just want to separate those out, all right? I mean, one is the market, there’s a little bit of that. Candidly, I am smart enough to have factored in the market.

FEBRUARY 25, 2016 / 02:00PM GMT, FCN – Q4 2015 FTI Consulting Inc Earnings Call

The second is success and failure on individual initiatives. We’re not actually doing worse than I thought we were going to. Yes, FLC is behind where I thought it was, but it will catch up. Corp Fin is ahead of where I thought it was.

Candidly, the mistake, the big bucket, and it’s a whole series of things in there, was overestimating how clearly I understood the baseline of the business and how fast some fixed agendas would get done. There was stuff we didn’t actually even know on some cost stuff that was much more significant than I thought. Which is not so good, right? At that time it was eight months in and we were having a CFO transition and I didn’t know some of the stuff I should’ve known.

There was naivete in some other places where there were cost increases. There was naivete about how huge sales increases would overcome the impacts of contracts that had been signed several years earlier that were about to come to fore and those sales increases were naive. And at that point you don’t know who is an overoptimist. And then there was some naivete about how fast we’d fix some places that were broken around, for example, our Australia acquisitions which, by that time were beginning to be clear that they were broken, but that the expectation was it was a quick fix.

So that’s pretty sobering. But the reason I wanted to score that, because it’s made me more humble, David. But I do want to underscore that bucket because I think now, two years into this Company, and you never want to believe you know everything and that you’ve turned over all the rocks, but there aren’t that many left to turn over. And I believe we’ve improved a lot of processes. We dig deeper into some stuff; we challenge stuff; we don’t just have sort of bottoms-up forecast; we have a much more aggressive challenging process at this point in time.

And I believe we have much more sound budgets at this point than we did at that point in time. And the other thing is the places where we have been investing are generally pulling out. It is just off of a lower base than I expected to be off. I could probably do a two-hour version of this and maybe a couple days with a shrink, but does that work for you on this call, David?

David Gold – Sidoti & Company – Analyst

It does. It’s definitely helpful. Thank you.

Operator

Paul Ginocchio with Deutsche Bank.

Ato Garrett – Deutsche Bank – Analyst

This is Ato Garrett on for Paul.

Steve Gunby – FTI Consulting – President and CEO

Welcome.

Ato Garrett – Deutsche Bank – Analyst

One care question on your Healthcare Practice. Some of the headwinds you said you saw there in the fourth quarter, was that broad-based or was that more some client-specific delays of projects winding down?

Steve Gunby – FTI Consulting – President and CEO

I think it was – that business is a relatively small one and so they have a certain lumpiness in the revenue cycle having to do with the staging of initial evaluations versus follow-on work that they often were awarded after the initial evaluation. And you had less business in that two-stage pipeline that produced in the fourth quarter. But I think that they’ve got a lot of things underway and the pipeline is filling out nicely and it gives us confidence that they should be able to deliver more smoothly in 2016.

FEBRUARY 25, 2016 / 02:00PM GMT, FCN – Q4 2015 FTI Consulting Inc Earnings Call

Ato Garrett – Deutsche Bank – Analyst

Great.

Steve Gunby – FTI Consulting – President and CEO

Also obviously had a little bit of [comp action] but that didn’t hit the revenue.

Ato Garrett – Deutsche Bank – Analyst

Got it. And for Corporate Finance and Restructuring, the strong results you had in the fourth quarter and some of the predictions you have around not necessarily repeating the same outsized market share gains, were your results – did they have a larger normal contribution from success fees or completion fees or is a lot of that just time and expense billing arrangements, as I start to think about the kind of stepdown we might see in 2016?

Steve Gunby – FTI Consulting – President and CEO

Yes. No, there wasn’t a significant contribution or unusual contribution from the success fees in the fourth quarter. I think the real difference is that when you have very large marquee major projects, in bankruptcies in particular, the utilization spikes up. And as you know in this business your margins have an outsized benefit relative to the revenue when you go very high utilization on a large massive matter.

And particularly in the first three quarters of 2015, we benefited from that. It took our margins up above 20%. That’s really driven by both the [prizing] and the high utilization of the biggest marquee-type matters. It’s not just the amount, but it’s the mix and the margin impact that we are not calling as much benefit from in 2016. We’re definitely expecting to grow and we’re expecting to see both good distress and nondistressed business, but we’re not envisioning the same sort of margin surges that you get when you really win the big ones disproportionately.

Ato Garrett – Deutsche Bank – Analyst

Got it. And lastly looking at the incremental $15 million of investments that you’re doing on the corporate line in 2016, you gave a great disaggregation of that. I want to make sure [they have them there.] It looks like $5 million is tied to Tech and IT; another $5 million related to your Practice Expansion, and that adds like a potential another $5 million behind it as well. Is that the right way to break that up?

Steve Gunby – FTI Consulting – President and CEO

I think David give you an overview. Maybe I can take that question, because I think, to be clear, David gave you a cut at one way it could sort out. This reports [all in] have gone through the stuff in front of him. He’s got $35 million of potential requests in front of him. And they range from $5 million of the type that David was talking about. We have behind the activist investor, a bunch of corporate stuff around systems, a few other smaller corporate things.

There’s a lot that we could potentially end up spending behind tech. And then there’s some strategic looks we want to do for market expansions where we may use a little bit of outside help, which is another bucket.

The whole of it is substantially higher than what we have got in the budget. But usually what happens is you sort it down, both because the priorities aren’t there and it’s not ready or you look at people in the eyes and you don’t think they’re going to deliver. And so I think David gave you a cut at one way it would break out. I think that’s stuff that has changed each of the last two years. It’s changed during the course of the year. But, David, does that sound fair to you?

David Johnson – FTI Consulting – CFO

I think it’s an extremely good point, Steve, that this will be dynamic and that just because we’ve allowed in our guidance [20-plus] of room for these types of investments, just as in 2015, if the opportunity is not there, then we won’t spend the money. But, yes, I would say in particular with a range of Practice Expansion, probably a minimum of $5 million, but with opportunity and lack of competing investments we could go to $10 million.

FEBRUARY 25, 2016 / 02:00PM GMT, FCN – Q4 2015 FTI Consulting Inc Earnings Call

And similarly the investment in support of the Technology Strategic activity could easily be anywhere from $5 million to $10 million, so those will definitely potentially shift in terms of one going down or one going up, depending on the backed opportunity. The $5 million of corporate infrastructure investment is probably – while we haven’t taken those decisions, if we move forward on that, that will be much more in the line of a kind of a fixed budget and spend that we would then expect to move forward with.

David Gold – Sidoti & Company – Analyst

Great. Thank you.

Steve Gunby – FTI Consulting – President and CEO

Thank you.

Operator

Tobey Sommer with SunTrust.

Steve Gunby – FTI Consulting – President and CEO

Good morning, Tobey.

Tobey Sommer – SunTrust Robinson Humphrey – Analyst

Good morning. Thank you for taking my questions. With respect to the technology in Ringtail, would there be positive cash flow implications from taking on a partner?

Steve Gunby – FTI Consulting – President and CEO

You mean if we start licensing it to partners, would there be positive cash flow implications? Absolutely.

Tobey Sommer – SunTrust Robinson Humphrey – Analyst

Or taking an investment in the business.

Steve Gunby – FTI Consulting – President and CEO

Well, sure. The question is how does that net against the investment we need to be making in this business is an interesting question. But, of course, if to the prior question we’re forced by the channel partner strategy to take on another investor, obviously they would pay, we presume, a reasonable amount for to have a chance to participate in that.

And that would be – I don’t think that’s an operating cash flow. I will let David and Cathy talk about that. I don’t think they’d classify those as operating cash, but it’s an inflow of cash. Am I hearing your question right, Tobey?

Tobey Sommer – SunTrust Robinson Humphrey – Analyst

I’m also curious about the ongoing CapEx. It’s been a pretty significant CapEx item historically and I’m wondering whether that burden would be lessened on a go-forward basis?

FEBRUARY 25, 2016 / 02:00PM GMT, FCN – Q4 2015 FTI Consulting Inc Earnings Call

Steve Gunby – FTI Consulting – President and CEO

So I think the answer is the burden wouldn’t be lessened, but the point is the revenue base over which it would be amortized would be higher. I mean, that is clearly what’s going on in this industry. And to stay leading-edge you have to spend a lot of money. And if you look at it, it used to be there were a lot of software providers and some of you know some of these players in depth, even if some of them are private. My sense from the outside, a lot of places people have this software but they basically said I can’t compete and they’re not willing to invest the R&D necessary to compete and we are.

But what I believe is – in order to do that and to stay leading-edge, you need to not just be licensing it to ourselves. So the goal of this would be to continue to invest in the R&D and probably do, as we said, some significant add-ons this year, but on an ongoing basis to continue to invest.

But the goal here is to amortize that over a lot more – a bigger ecosystem and you get a big revenue stream from licensing and that’s pretty margin. That’s a high margin business. So that’s the goal. Does that answer your question, Tobey?

Tobey Sommer – SunTrust Robinson Humphrey – Analyst

I guess it does. So there’s external as well as internally funded distribution channels on the table?

Steve Gunby – FTI Consulting – President and CEO

I think that’s right.

Tobey Sommer – SunTrust Robinson Humphrey – Analyst

Okay. How much –

Steve Gunby – FTI Consulting – President and CEO

The challenge (technical difficulty) to other people outside is the thought we were thinking about, yes.

Tobey Sommer – SunTrust Robinson Humphrey – Analyst

What is the expectation for CapEx this year and how much of it is Tech Segment related?

Steve Gunby – FTI Consulting – President and CEO

David or Cathy?

Cathy Freeman – FTI Consulting – SVP, Controller and CAO

I think we’ve disclosed in the K it’s a range of about $35 million to $45 million. We don’t disclose specifically what’s Tech related, but some of that number will shift towards Tech as part of the R&D expense that they experience this year turns into capital. But it’s included in that range that we talked about.

Tobey Sommer – SunTrust Robinson Humphrey – Analyst

Could you give us a historic range, if not for 2016, about how much was Tech related?

FEBRUARY 25, 2016 / 02:00PM GMT, FCN – Q4 2015 FTI Consulting Inc Earnings Call

David Johnson – FTI Consulting – CFO

I don’t think we’ve ever disclosed that, but –

Tobey Sommer – SunTrust Robinson Humphrey – Analyst

Okay.

David Johnson – FTI Consulting – CFO

But I would say, look, this is a pretty – outside of technology, this is a pretty simple business. It’s furniture and fixtures and it’s laptops for the practitioners. But it’s not 90% Tech either.

I guess the global point is this Company generates a lot of cash and has fairly simple CapEx needs for our practice with approaching $2 billion of revenue. So we are not constrained in our ability to make capital investments should we need to. And even with the run rate we are on in terms of plans for technology coming out of 2015, it’s a very manageable amount of capital expenditures. If we needed to increase that, it’s well within our resources.

Tobey Sommer – SunTrust Robinson Humphrey – Analyst

Okay. Steve, to what extent can you share junior staff among segments so that positive cyclical swing is kind of like the one that Corp Fin Restructuring is experiencing now don’t have to always result in a one-for-one addition of new headcounts in order to meet that demand?

Steve Gunby – FTI Consulting – President and CEO

The obvious answer is we can do more than we have in the past. Now we don’t have all the same segments and obviously it’s not just segments but geography. If you have extra heads in Australia, it is not quite so easy to have them staffed on cases in New York, right? It’s all those sorts of issues. And what you need to be a leader in Strat Comm is different than what you need to be a strong junior person in our Econ business.

But obviously you pick on two areas where the question sort of leaps out at you, which is junior staff in FLC and junior staff in Corp Fin, with many of whom places where we recruit from the same background and it’s an issue we’re looking at.

Tobey Sommer – SunTrust Robinson Humphrey – Analyst

Okay. And how would you characterize big project risks in the P&L today and maybe contrast it with a year or two ago? Thanks.

Steve Gunby – FTI Consulting – President and CEO

I think there’s always big project risk and that’s one reason why we have a range on our e-guidance, right? I would say I think we are doing a better job of understanding the distribution of those risks than we have in the past. There’s risk on the upside that you get a lot of jobs and there’s also risk on a downside that some major assignment settles, which is great for the client, but that means you have an abrupt end to your revenue stream.

And I think we’ve historically thought those were kind of symmetrical and when you really look at it, actually the ending thing happens faster than the ramp-up stuff and so forth. And so we’ve gotten – one of the things we’ve done over the last months is try to get a little bit more analytical about where we’ve missed in the past on our budgets and correct for some of those. So I would say, on average, I believe we are – we have more disciplined budgets right now and are doing a better job of trying to calibrate those risks than we have in the past five years, including during the first couple years when I was here.

So does that mean we are perfect? No. And will I probably – if I’m here for the next five years, will I come up in front of you and say, Wow, we got blindsided by that? Almost certainly, because it’s just there is a randomness to this, but it’s not quite as random as we’ve been whipsawed by and we’re trying to tighten that. Does that answer?

FEBRUARY 25, 2016 / 02:00PM GMT, FCN – Q4 2015 FTI Consulting Inc Earnings Call

Tobey Sommer – SunTrust Robinson Humphrey – Analyst

Yes, it does. My last question just has to go with the collection of businesses again. You learn something about technology and have a thought process to unlock some value in there that maybe you weren’t capturing historically. I get a lot of questions about the fact that there are five reporting segments that don’t share all the same drivers and for a Company of this size and the stock of the size, maybe that seems like a long conversation to walk through it all for some investors.

Is this new thought about how to leverage Tech, is this a first step or are you still persuaded two-years-plus on the job that this collection of businesses is still sort of the appropriate framework to move forward?

Steve Gunby – FTI Consulting – President and CEO

I’ll take that unless, David, you were waving. Did you – that was on the last question? Okay. The separate locations, we have a video screen up, so we’re trying to figure out who’s taking the questions, so I didn’t know whether David was taking that.

As I say internally, I love my house. And I’m not going to sell my house. My kids grew up there. On the other hand, if somebody comes along and offers me stupid money for my house, I will listen. So that’s always the case. As a CEO of any major Company, that’s the responsibilities you have to the shareholders.

But the other reason why people sell businesses is because they don’t have confidence in those businesses. And I think that’s the more often reason why people sell businesses. And I was worried about that when I first came in and that was the first gig, right, and some of you said, jesus, we can’t do anything with Strat Comm, with the whipping boy of the day. And you should be dumping that.

And every business I’ve looked at, we have real opportunities to build those businesses. And where we have those, I don’t spend a lot of time trying to think about selling those businesses and that’s where we are on all of our businesses today. We have real upside. There’s been a lot of value that we could have created over time and that we can create going forward and that’s what the Management team and I are focusing on and we’re getting tighter and tighter and more effective at that focus in going forward.

But that is my focus going forward here. Now if you want to come along and have somebody offer us the Google valuations for any – my house, by the way, I’m happy to listen to it. But other than that, I’m not looking to dump any of these businesses and I’m looking to create the value out of them.

And let me use that to close on a key point. I believe if we do – we don’t have to be perfect. If we do the right things with most of our businesses most times on these bets, we don’t have to have perfection, and we continue to improve these businesses in a significant way, we’re disciplined, we’re a little bit more rigorous on our planning processes so we know when we’re kidding ourselves, and we stay disciplined with cash except when the right acquisition comes along, which will be periodically, but we are disciplined, we will turn this Company into sustained double-digit EPS growth.

And that is a pretty good performance. And I think we’re not far from that. In fact, we have a shot this year of being the first time in two years – first time since 2007 and 2009 to be two years in a row. And we are looking by the end of this year to put ourselves on a platform for sustained double-digit growth. I think we can do that without dumping businesses and that’s where we’re thinking right now., Tobey. Is that clear?

Tobey Sommer – SunTrust Robinson Humphrey – Analyst

It does. Thank you very much.

Steve Gunby – FTI Consulting – President and CEO

Thank you. I think we are over with questions. I just want to say thank you all for joining the call. And we’re looking forward to this year and we look forward to engaging with you during the course of this year. Thank you very much.

Operator

This does conclude today’s conference. We thank you for your participation. You may now disconnect.

FEBRUARY 25, 2016 / 02:00PM GMT, FCN – Q4 2015 FTI Consulting Inc Earnings Call

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